Exhibit 99.1

LCA-Vision Announces CEO Resignation

CINCINNATI, September 18, 2009 - LCA-Vision Inc. (NASDAQ: LCAV), a leading provider of laser vision correction services under the LasikPlus® brand, announces that Steven C. Straus has resigned as Chief Executive Officer and a member of the company’s board of directors effective September 25, 2009 to lead another healthcare company outside of the ophthalmology industry.  Management of daily operations will be the responsibility of Chief Operating Officer David L. Thomas and Chief Financial Officer Michael Celebrezze, jointly reporting to the board of directors through non-Executive Chairman E. Anthony Woods.

“On behalf of the LCA-Vision board of directors, our surgeons and all employees, I would like to thank Steve for his service to our company and wish him well in his new endeavor,” said Mr. Woods.  “We are fortunate to have an excellent team in place companywide, and I am confident that our executives have the skills to advance our business plan and guide LCA-Vision through current macroeconomic challenges.

“The employees of LCA-Vision are fully committed to achieving success in the marketplace and, in turn, creating long-term sustainable shareholder value,” he added.  “Our strategic and operating plan continues to be built upon excellence in service and clinical outcomes, prudent expense management, innovative and effective marketing, advanced technology and an expanded and strengthened business model.”

About LCA-Vision Inc./LasikPlus®
LCA-Vision Inc., a leading provider of laser vision correction services under the LasikPlus® brand, operates 71 LasikPlus® fixed-site laser vision correction centers in 31 states and 53 markets in the United States and a joint venture in Canada. Additional company information is available at www.lca-vision.com and www.lasikplus.com.

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For Additional Information

Company Contact:	Investor Relations Contact:
Barb Kise	Jody Cain
LCA-Vision Inc.	Lippert/Heilshorn & Associates
513-792-9292	310-691-7100

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